Exhibit 99.1

For Further Information:

Howard N. Feist

Chief Financial Officer

(781) 237-6655

AMERICAN BILTRITE REPORTS FOURTH QUARTER AND 2010 RESULTS

WELLESLEY HILLS, MA, MARCH 16, 2011 - American Biltrite Inc. (NYSE Amex: ABL) reported its results for 2010 today. During the third quarter of 2010, American Biltrite’s controlling ownership position of Congoleum Corporation (“Congoleum”) ended pursuant to Congoleum’s Chapter 11 reorganization plan becoming effective. Therefore, American Biltrite ceased consolidating Congoleum’s results due to the loss of controlling ownership. The historical results of Congoleum are included in American Biltrite’s financial statements as a discontinued operation. The continuing operations of American Biltrite include American Biltrite’s tape, jewelry and Canadian divisions.

Net sales of the continuing operations for the three months ended December 31, 2010 were $51.1 million, up 14.6% from $44.6 million in the fourth quarter of 2009. For the three months ended December 31, 2010, net income from continuing operations of the controlling interest was $2.2 million, or $0.65 per share (basic and diluted), compared to net income from continuing operations of the controlling interest of $629 thousand, or $0.18 per share (basic and diluted) for the fourth quarter of 2009. For the year ended December 31, 2010, net sales of the continuing operations were $201.6 million compared with net sales of $173.0 million for 2009. For the year ended December 31, 2010, net income from continuing operations of the controlling interest was $4.2 million, or $1.23 per share (basic and diluted), compared to a net loss from continuing operations of the controlling interest of $3.9 million, or $1.12 per share (basic and diluted) for 2009.

Roger S. Marcus, Chairman of the Board, commented, "Each of our three divisions was profitable in the second half of 2010 and produced significantly better operating results in 2010 than 2009, as a result of an improving economy and the cost reduction steps we took during the downturn. Our tape business achieved sales growth of 29%, thanks to higher demand from domestic and Asian markets. Unfortunately we also experienced significant inflation on raw materials that we were unable to recover through pricing and which negatively affected our margins. Sales and income at our Canadian division increased from 2009 to 2010, with increased sales of performance sheet rubber products accounting for most of the improvement. While sales decreased modestly at our jewelry business, income improved from 2009 to 2010 as a result of cost reductions, improved sell-through, and a more profitable product mix.”

Mr. Marcus continued “I am pleased with our performance in 2010. Our financial condition improved, as evidenced by the increase in our working capital and the reduction in the ratio of our debt to equity. We believe there may be additional opportunities available to us as the economy continues to strengthen. For 2011, we currently anticipate that the most significant challenge we face will be the expected continued increase in raw material costs. We plan to maintain our lean cost structure, pass through these cost increases wherever possible, and aggressively pursue opportunities to increase sales. Thanks to the hard work and dedication of the employees of American Biltrite, 2010 was a very successful year, and I believe we can build on that success in 2011.”

The Company’s net income attributable to controlling interests consists of three components: the net income or loss of its continuing operations, the results of the discontinued operation (net of non-controlling interests), and the gain from deconsolidation of Congoleum. The following table presents these amounts for the three months and year ended December 31, 2010 and 2009 (in thousands, except per share amounts):

	Three Months Ended December 31,		Years Ended December 31,
	2010	2009	2010	2009

Net income (loss) from continuing operations of the controlling interest	$2,230	$629	$4,231	$(3,859)
Results of discontinued operation, net of non-controlling interests	—	(4,507)	(627)	(8,349)
Gain from deconsolidation	—	—	53,565	—
Net income (loss) attributable to controlling interests	$2,230	$(3,878)	$57,169	$(12,208)

Per share:
Basic	$0.65	$(1.13)	$16.61	$(3.55)
Diluted	0.65	(1.13)	16.59	(3.55)

Warning regarding forward-looking statements and certain risks

The above news release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, that involve risks, uncertainties and assumptions. These forward-looking statements are based on American Biltrite’s expectations as of the date of this release, of future events. American Biltrite undertakes no obligation to update any of these forward looking statements, except as may be required by the federal securities laws. Although American Biltrite believes that these expectations are based on reasonable assumptions, within the bounds of its knowledge of its business and experience, there can be no assurance that actual results will not differ materially from expectations. Any or all of these expectations may turn out to be incorrect and any forward-looking statements made in this release speak only as of the date of this release. Readers are cautioned not to place undue reliance on any forward-looking statements. Actual results could differ significantly as a result of various factors. For example, the above news release indicates that all of American Biltrite’s operating divisions were profitable in the second half of 2010 and that they produced significantly better pre-tax results in 2010 than 2009, as a result of an improving economy and cost reduction steps taken by American Biltrite. This may imply that all of American Biltrite’s operating divisions will remain profitable, that American Biltrite will continue to improve its financial condition and operating results, that economic conditions will continue to improve and that it will be able to maintain cost reductions. However, American Biltrite continues to operate under difficult and unpredictable business and industry conditions, and its operating divisions may not remain profitable, its financial condition and pre-tax results may not continue to improve, and could decline, and economic conditions may not continue to improve and could worsen. Further American Biltrite may be unable to sustain any cost reductions previously achieved and it may not be able to pass on any increased costs. As noted in this release, American Biltrite experienced increased raw material costs in 2010 and expects those costs to continue to increase. In addition, this news release indicates that American Biltrite believes that there may be additional opportunities for it and that it intends to pursue opportunities to increase sales. This may imply that American Biltrite will increase its sales prospectively. However, any such opportunities may not present themselves, American Biltrite may fail to benefit from any such opportunities, and it may not be able to increase its sales.

Other factors that could cause actual results to differ from expectations include: (i) the future cost and timing of payments associated with and availability of insurance coverage or other third party sources of funding for American Biltrite's asbestos, environmental, and other product and general liability claims and regulatory compliance (ii) any termination of American Biltrite’s business arrangements with Congoleum and possible conflicting demands on American Biltrite’s executive officers in light of American Biltrite’s contractual obligations to make those officers’ services available to Congoleum; (iii) American Biltrite’s ability to comply with the covenants imposed on it under its principal credit agreement, the availability of borrowings under its credit facilities and its ability to generate sufficient operating cash flows to fund its businesses and operations; (iv) continued or increased volatility or high prices for raw materials or energy and the availability of raw materials; (v) increased competitive activity from competitors, some of which have greater resources and broader distribution channels; (vi) unfavorable developments in various markets for American Biltrite’s products or in the national or global economy in general; (vii) shipment delays, depletion of inventory and increased production costs resulting from unforeseen disruptions of operations at any of American Biltrite’s or its subsidiaries’ facilities or distributors; (viii) the incurrence of product warranty costs; (ix) changes in customers for American Biltrite’s products or the failure of customers to timely pay for product purchased; (x) the failure of distributors or sales representatives to adequately perform; and (xi) the loss of any key executives.

Other factors which may cause actual results to differ from expectations include those set forth in American Biltrite's other filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2009, its Quarterly Report on Form 10-Q for the quarter ended September 30, 2010, and its subsequent filings.

AMERICAN BILTRITE INC.

RESULTS FOR THE THREE MONTHS AND YEARS ENDED

DECEMBER 31, 2010 AND 2009

($000, except share and per share amounts)

	Three Months Ended December 31,		Years Ended December 31,
	2010	2009	2010	2009

Net sales	$51,079	$44,557	$201,628	$173,008

Cost of products sold	38,350	31,598	148,909	128,020
Selling, general & administrative expenses	11,714	11,992	48,678	48,308

Income (loss) from operations	1,015	967	4,041	(3,320)
Interest and other income (expense), net	153	(512)	117	(394)
(Benefit from) provision for income taxes	(1,058)	(180)	(128)	62
Noncontrolling interests	4	(6)	(55)	(83)

Net income (loss) from continuing operations of the controlling interest	2,230	629	4,231	(3,859)
Net (loss) income from discontinued operation, net of noncontrolling interests (including gain on deconsolidation of $53,565 in the three months ended September 30, 2010)	—	(4,507)	52,938	(8,349)
Net income (loss) attributable to controlling interests	$2,230	$(3,878)	$57,169	$(12,208)

Basic income (loss) per share:
Net income (loss) from continuing operations per common share	$0.65	$0.18	$1.23	$(1.12)
Net (loss) income from discontinued operation per common share	—	(1.31)	15.38	(2.43)
Net income (loss) attributable to controlling interests per common share	$0.65	$(1.13)	$16.61	$(3.55)

Diluted income (loss) per share:
Net income (loss) from continuing operations per common share	$0.65	$0.18	$1.23	$(1.12)
Net (loss) income from discontinued operation per common share	—	(1.31)	15.36	(2.43)
Net income (loss) attributable to controlling interests per common share	$0.65	$(1.13)	$16.59	$(3.55)

Weighted average number of common and equivalent shares outstanding
Basic	3,441,357	3,441,531	3,441,431	3,441,546
Diluted	3,448,714	3,441,531	3,446,042	3,441,546

AMERICAN BILTRITE INC.

RESULTS FOR THE THREE MONTHS AND YEARS ENDED

DECEMBER 31, 2010 AND 2009

BY SEGMENT

($000)

	Three Months Ended December,		Years Ended December 31,
	2010	2009	2010	2009

Revenues from external customers

Tape products	$24,197	$19,776	$97,492	$75,603
Jewelry	12,785	14,301	49,223	51,919
Canadian division	14,097	10,480	54,913	45,486

Total revenues from external customers	$51,079	$44,557	$201,628	$173,008

Segment profit (loss) before taxes

Tape products	$97	$(94)	$(660)	$(4,370)
Jewelry	1,181	1,099	3,538	1,637
Canadian division	361	(9)	1,591	349
Corporate expense	(471)	(541)	(311)	(1,330)

Total segment income (loss) before taxes	$1,168	$455	$4,158	$(3,714)